F-Series Hits 43rd Straight Year as America's Best-Selling Pickup; Ford Achieves 10 Straight Years of Leadership as America's Best-Selling Brand; Lincoln SUV Sales Best in 16 Years

www.facebook.com/ford

www.twitter.com/Ford

FOURTH-QUARTER SALES 2019

	Total Vehicle	Truck	SUV	Car
U.S. Sales	**601,862**	**330,075**	**208,387**	**63,400**
Versus Q4 2018	-1.3%	15.9%	-4.1%	-41.0%

HIGHLIGHTS

- **Ford truck sales for the year, including pickups and vans, climbed 9.1 percent with more than 1.24 million trucks sold.** In Q4, Ford's overall truck sales closed strong, increasing 15.9 percent. It was Ford's best overall Q4 truck sales result since 2001.
- **F-Series achieved its 43rd straight year as America's best-selling pickup, while Ranger finished its best sales quarter since its reintroduction in early 2019.** Combined sales of F-Series and Ranger totaled almost 1 million pickups at 986,097 vehicles for the year – an increase of 8.4 percent. Ranger Q4 sales hit 33,059 pickups for the quarter, totaling 89,571 for the year.
- **As America's best-selling commercial van line, Ford's overall van sales delivered their best Q4 results since 1978 on sales of 59,930 vans.** For the year, Ford van sales totaled 240,529 vehicles – a 10.5 percent gain.
- **Ford Expedition sales posted their best results in over a decade, while EcoSport had its best sales year since launch.** Expedition sales accelerated in Q4 with a gain of 71.6 percent, while the affordably priced EcoSport reported gains of 19.1 percent for the year.
- **Ford Explorer sales gain big.** In Q4, on improved availability, sales of the all-new Ford Explorer continued to expand – totaling 48,083 SUVs. This represents a 52.4 percent increase over Q3 volumes. In December, Explorer had its strongest monthly retail sales performance since its launch in June.
- **Sales of America's best-selling sports car,** the Ford Mustang, saw a strong gain of 20.4 percent in the final quarter of the year on sales of 17,124 cars.
- **Lincoln SUVs had their best annual sales results since 2003 on sales of 87,893 SUVs.** In Q4, Lincoln SUVs were up 30.9 percent, making it Lincoln's best Q4 sales performance for its SUVs since 2001.

\# # #

About Ford Motor Company

Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 191,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

"America's best-selling brand for the past decade is on a roll. F-Series celebrates 43 years as the country's favorite truck and 38 years as its overall vehicle, and Transit stood at the top of the van podium again. We promised a winning portfolio and that's what we're delivering with more on the way, including Mustang Mach-E, an all-new F-150 and the return of Bronco. It's going to be an exciting year for new product at Ford."

– Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service

WINNING PORTFOLIO



Ford Trucks

The F-Series was again America's best-selling truck for the 43rd straight year and for the 38th straight year America's best-selling vehicle. With the addition of Ranger, Ford pickups produced their best sales results since 2005, with a total of 986,097 pickups sold.



Ford Commercial

Ford Transit was America's best-selling van for 2019 and achieved its best sales performance since its introduction in 2014. Ford has now been America's best-selling commercial van maker for 41 straight years. Combined with pickups, Ford's commercial truck sales were up 10.1 percent in 2019.



Ford SUV

Expedition sales finished the year with a big close. Fourth quarter Expedition sales were up 71.6 percent on sales of 24,267 bringing overall Expedition sales to 86,422 for the year – a 58.1 percent gain. EcoSport sales were up 19.1 percent, with 57 percent of retail sales coming from recently discontinued passenger cars in the Ford lineup.



Ford Performance

Mustang sales totaled 72,489 cars this year, making it America's best-selling sports car for a fifth straight year. Mustang began its first sales of GT500 in Q4, with GT350/GT500 sales up 35.2 percent. Explorer ST retail sales were up 29.5 percent in Q4 over last year's Explorer Sport, while Raptor pickup sales were up 12.9 percent over last year.



Lincoln Corsair

Lincoln continued its growth with the strong performance of its new products. As Aviator stock levels build and Aviator Grand Touring models are added, sales continued to climb posting sales of 6,424 in Q4. Aviator had its best sales performance in December with 2,810 SUVs sold. Lincoln Corsair continues to grow, representing 43 percent of Corsair/MKC retail sales mix in December.